Investor Relations:	Media Relations:
Kathleen Nemeth	Michael Busselen
Juniper Networks	Juniper Networks
(408) 936-5397	(408) 936-5542
kbela@juniper.net	mbusselen@juniper.net

JUNIPER NETWORKS CHIEF EXECUTIVE OFFICER KEVIN JOHNSON TO RETIRE

Board of Directors Initiates Search for New CEO

SUNNYVALE, Calif., July 23, 2013 – Juniper Networks (NYSE: JNPR), the industry leader in network innovation, today announced that the Company’s chief executive officer, Kevin Johnson, will retire once a successor is named and that Johnson will continue to serve in his current capacities while an orderly transition is accomplished.

The Company’s board of directors has formed a Search Committee of independent directors to lead a comprehensive search process to identify the next CEO, and has retained Heidrick and Struggles, a leading executive recruiting firm, to assist in the process.

Scott Kriens, chairman of the board of Juniper Networks, said, “Speaking personally, on behalf of the entire board, and for everyone at Juniper, I would like to thank Kevin for his tireless commitment and countless contributions. Over the past five years under Kevin’s leadership, Juniper has delivered innovative new products and improved operational capabilities, while the business has grown more than 50 percent, and we look forward to Kevin’s continuing leadership as we conduct our search for his successor. We are very pleased with our current momentum, and the health and strength of the company as we look towards a bright future in a growing industry.”

Johnson said, “It has been a privilege to have served as Juniper’s CEO during the past five years. Juniper has an exceptional management team and world-class employees and together we have grown our business and strengthened our position in the networking industry. Networks are being transformed by the rapid increase in traffic volume, cloud computing and the mobile Internet and we are entering a fresh cycle of customer investments in the network. With this positive momentum, I believe it is a good time to transition to new leadership and drive the next phase of Juniper’s growth, and I look forward to working with the board to ensure a seamless transition. I am confident in the current strength and long-term potential of Juniper’s business, as evidenced by the results of the most recent quarter and the company’s proven ability to innovate and execute.”

About Juniper Networks
Juniper Networks is in the business of network innovation. From devices to data centers, from consumers to cloud providers, Juniper Networks delivers the software, silicon and systems that transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Juniper Networks is a registered trademark of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks logo is a trademark of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

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